NATIVE AMERICAN ENERGY GROUP, INC.

Certificate of Designations

Series B Callable Preferred Stock

(Pursuant to Section 151 of the

General Corporation Law of the State of Delaware)

The undersigned, Joseph G. D’Arrigo, President and Chief Executive Officer of Native American Energy Group, Inc., a Delaware corporation (hereinafter called the “Corporation”), DOES HEREBY CERTIFY that the following is a true and correct copy of a resolution duly adopted by unanimous written consent of the Board of Directors of the Corporation on May 8, 2012, and that the resolution has not been rescinded or amended and is in full force and effect as of the date hereof:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation (the “Board”) by the provisions of the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), there hereby is created, out of the 20,000,000 shares of blank check preferred stock, par value $0.0001 per share, of the Corporation authorized in the Certificate of Incorporation (the “Preferred Stock”), a series of Preferred Stock of the Corporation consisting of 5,750,000 shares, having the following powers, designations, preferences and relative participating, optional and other rights, and the following qualifications, limitations and restrictions:

1.          Designation; Number of Shares; Par Value. The shares of such series will be designated as “Series B Callable Preferred Stock” (the “Series B Preferred”). The number of shares of Series B Preferred will be limited to 5,750,000. The original issue price of the Series B Preferred is $1.00 per share (as adjusted for subdivisions, combinations, stock dividends, recapitalizations and the like with respect to the Series A Preferred Stock, the “Original Issue Price”).

2.          Rank. The Series B Preferred will rank, with respect to rights on Liquidation (as defined in Section 4(c)), (a) senior to the common stock, par value $0.001 per share, of the Corporation (the “Common Stock”), the Series A Convertible Preferred Stock, par value $0.0001 per share, and each other class of capital stock or series of Preferred Stock established after the date of this Certificate of Designations that does not expressly provide that it ranks senior to or on parity with the Series B Preferred as to rights on Liquidation (collectively referred to as “Junior Securities”), (b) on a parity with each other class of capital stock or series of Preferred Stock established after the date of this Certificate of Designations that expressly provides that such series will rank on a parity with the Series B Preferred as to rights on Liquidation (collectively referred to as “Parity Securities”) and (c) junior to each other class of capital stock or series of Preferred Stock established after the date of this Certificate of Designations that expressly provides that such series will rank senior to the Series B Preferred as to rights on Liquidation (collectively referred to as “Senior Securities”).

3.          Dividends. Subject to the rights of the holders of any Senior Securities, the holders of each share of Series B Preferred shall be entitled to receive cumulative dividends quarterly at the rate of 13% per annum of the Original Issue Price for the first year following the original date of issuance of such share of Series B Preferred, and at the rate of 15% per annum of the Original Issue Price for each subsequent year until such share of Series B Preferred is redeemed.

Dividends on each share of Series B Preferred shall begin to accrue from (but excluding) the original date of issuance of such share and shall be payable in cash or stock as determined by the Board. The dividends payable hereunder shall be payable quarterly on the last day of March, June, September and December with respect to the preceding quarter (“Dividend Payment Dates”), on a pro rata basis, if applicable; provided, however, (i) no such dividend shall be earned or payable except out of funds legally available therefor; and provided further that (ii) if any Dividend Payment Date is not on a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such next succeeding Business Day.  “Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in the City of New York, New York are authorized or required by law or executive order to remain closed. All dividends as aforesaid shall be payable to the holders of Series B Preferred Stock of record on the Dividend Payment Date in question.

If the Board determines that any dividend payable hereunder shall be paid in shares of Common Stock, the total number of shares to be issued therefor shall equal the nearest whole number of shares (rounded up) obtained by dividing the amount of the dividend payable by the Original Issue Price.

The Corporation shall make no Distribution to the holders of Junior Securities except as permitted by this Section. “Distribution” in this Section means the transfer of cash or property without consideration, whether by payment of a dividend or otherwise (except a dividend in shares of the Corporation), or the purchase or redemption of shares of the Corporation for cash or property. The Corporation shall make no Distributions to the holders of the Junior Securities (other than pursuant to any equity incentive agreements with service providers giving the Corporation the right to repurchase shares upon the termination of services or other agreements providing for a right of repurchase by the Corporation as approved by of the Board of Directors) without the approval of the holders of a majority of the then outstanding shares of Series B Preferred.

4.          Liquidation Preference. Upon the occurrence of a Liquidation, distributions to the holders of Series B Preferred will be made in the following manner:

(a)          Priority of Distributions to Series B Preferred on Liquidation. After payment or provision for payment of the Corporation’s debts and other liabilities and any payments and distributions payable to the holders of any Senior Securities has been made, the holders of Series B Preferred then outstanding will be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Corporation to the holders of shares of Common Stock or other Junior Securities by reason of their ownership of such stock, an amount equal to the Series B Liquidation Preference (as defined in Section 4(c)). If, upon any Liquidation, the assets and surplus funds of the Corporation are insufficient to make payment in full of the Series B Liquidation Preference and any payments and distributions payable to the holders of any Parity Securities, then such assets and funds will be distributed ratably among the holders of Series B Preferred and the holders of Parity Securities then outstanding in proportion to the full amounts to which they would otherwise be entitled.

(b)          Valuation of Non-Cash Assets. If any of the assets distributed by the Corporation upon a Liquidation is other than cash, its value will be deemed to be its fair market value determined as follows:

(i)          Securities not subject to restrictions on free marketability will be valued as follows: (A) if traded on a securities exchange or through the Nasdaq National Market, the value will be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending on the business day immediately prior to date of the Liquidation; (B) if actively traded over-the-counter, the value will be deemed to be the average of the closing sale price, or, if there is no sale on a particular date, the closing bid price, over the thirty (30) day period ending on the business day immediately prior to date of the Liquidation; and (C) if there is no active public market, the value will be the fair market value thereof, as determined in good faith by the Board.

(ii)         Securities subject to restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) will be valued in such a manner as to make an appropriate discount from the market value determined pursuant to Section 4(b)(i) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

(iii)        Any other asset will be valued at its fair market value as determined in good faith by the Board.

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(c)          Certain Definitions.

(i)          “Liquidation” means the occurrence of any one of the following events: (A) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (other than a liquidation, dissolution or winding up effected for the purpose of reincorporating the Corporation in another jurisdiction wherein the rights of the Series B Preferred are not adversely affected) or (B) at the election of the holders of a majority of the shares of Series B Preferred then outstanding, (i) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation (other than a transfer by pledge or mortgage to a bona fide lender) or (ii) the merger or consolidation of the Corporation with or into any other entity, or the consummation of any other transaction or series of related transactions by the stockholders of the Corporation, that results in the stockholders of the Corporation immediately prior to such merger, consolidation, transaction or series of related transactions owning less than a majority of the voting securities of the Corporation (or the surviving entity in any such merger or consolidation) immediately following such merger, consolidation, transaction or series of related transactions.

(ii)         “Series B Liquidation Preference” means, for each share of Series B Preferred, 100% of the Original Issue Price.

5.          Conversion Rights. The Series B Preferred shall not be convertible into or exchangeable for any stock or other securities or property of the Corporation.

6.          Call and Redemption Rights. Subject to the limitations set forth in Section 7, the shares of Series B Preferred will be subject to call and redemption as follows:

Each share of Series B Preferred shall not be redeemable by the Corporation prior to one year after the original date of issuance of such share, after which time such share of Series B Preferred may be redeemed by the Corporation at any time. Series B Preferred shall be surrendered by the holders of such shares upon at least thirty (30) days prior notice to such holders and upon the payment, on the appropriate date prescribed in such notice, of one hundred percent (100%) of Redemption Value, which is One Dollar ($1.00) per share, plus an amount equal to all unpaid dividends thereon (up to and including the date fixed for redemption). The holders of Series B Preferred shall be entitled to look solely to the assets of the Corporation for redemption proceeds.

All certificates of Series A Preferred surrendered for redemption will be appropriately canceled on the books of the Corporation, and the shares so redeemed will not thereafter be issuable by the Corporation.

7.         Voting Rights. Except as set forth herein, or as otherwise provided by law, holders of Series B Preferred shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

The Corporation will not take any of the following actions without first obtaining the approval (by vote or written consent in the manner provided by law) of the holders of at least a majority of the total number of shares of Series B Preferred then outstanding, voting separately as a class:

(i)          any amendment or alteration of or addition to the Certificate of Incorporation or this Certificate of Designations that has an adverse affect on the rights, preferences or privileges of the Series B Preferred;

(ii)         a Liquidation.

9.          Notices. All notices, demands and other communications hereunder must be in writing and will be deemed to have been duly given if delivered by hand or when sent by facsimile transmission (with receipt confirmed), provided a copy is also sent by express (overnight, if possible) courier, addressed (a) in the case of a holder of the Series B Preferred, to such holder’s address of record and (b) in the case of the Corporation, to the Corporation’s principal executive offices to the attention of the Corporation’s Secretary.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations to be signed by its President and Chief Executive Officer on this 8th day of May, 2012.

/s/ Joseph G. D’Arrigo
Joseph G. D’Arrigo
Native American Energy Group, Inc.

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